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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06103

February 23, 2007

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

We are pleased to invite the shareowners of United Technologies Corporation to attend the 2007 Annual Meeting of Shareowners to be held on April 11, 2007 in the Celeste Bartos Forum of The New York Public Library, Fifth Avenue and 42nd Street, New York, New York. Shareowners may use the entrance on 42nd Street. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of fourteen directors.

2.	Appointment of a firm of independent registered public accountants to serve as Independent Auditors for 2007.

3.	The shareowner proposals described in the accompanying Proxy Statement.

4.	Other business if properly raised.

Shareowners of record of UTC Common Stock at the close of business on February 13, 2007, the record date for the meeting, and their authorized representatives by proxy will be entitled to attend and vote at the meeting.

Since seating is limited, please request a ticket in advance in order to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David	Louis R. Chênevert
Chairman and Chief Executive Officer	President and Chief Operating Officer

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailings by confirming in advance your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please see page 34 of the attached Proxy Statement.

PROXY STATEMENT

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareowners of United Technologies Corporation (“UTC” or the “Corporation”) to be held on April 11, 2007. We began making this Proxy Statement available to shareowners on or about February 23, 2007.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING.

How does the Board of Directors recommend that I vote on the matters to be considered at the meeting?

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as our Independent Auditors for 2007, and

AGAINST each of the shareowner proposals described on pages 27 through 33.

Who is entitled to vote? You are entitled to vote the UTC Common Stock you owned at the close of business on February 13, 2007, which is referred to as the record date. We will make available a list of registered shareowners entitled to vote. The list will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for ten days prior to the meeting and at the meeting location during the meeting.

How can I vote my shares? If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”) you are considered the registered shareowner for those shares. As the registered shareowner, you have the right to vote those shares and we will send you the proxy materials and a proxy card (or provide electronic access as described below in the response to the question “Can I vote by telephone or via the Internet?”).

Most UTC shareowners hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Because a beneficial owner is not the registered shareowner, you may not vote those shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee or nominee to obtain a legal proxy, and present the proxy at the meeting in order to receive a ballot to vote at the meeting.

We recommend that you vote your shares in advance of the meeting, using the voting methods described below.

How can I vote my shares held in the UTC Employee Savings Plan? You can direct the voting of your shares in the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If you do not provide voting instructions or if the instructions are incomplete or unclear, the trustee will vote your uninstructed ESOP Fund shares with the plurality of shares in that Fund for which voting instructions have been received. The trustee will also vote your uninstructed Common Stock Fund shares with the plurality of shares in that Fund for which voting instructions have been received. The trustee will vote unallocated Common Stock in the UTC Employee Savings Plan with the plurality of instructed shares.

What voting methods are available? We send proxy cards and offer electronic voting to all registered shareowners to enable them to vote their shares. For those registered shareowners who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active employees who participate in the UTC Employee Savings Plan, we will send you email notification as to how to submit your proxies or voting instructions. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. Shareowners who submit a proxy or voting instructions need not vote at the meeting. However, we will pass out written ballots to any registered shareowner, participant in the UTC Employee Savings Plan or holder of a legal proxy who wishes to vote in person at the meeting.

Can I vote by telephone or via the Internet? When voting by telephone or via the Internet, you should refer to the Proxy Card mailed to you (or the email message you receive with instructions on how to vote), since you will need to use the voter control number provided in that communication to authenticate your vote. Registered shareowners and participants in the UTC Employee Savings Plan in the United States, Canada or Puerto Rico may submit proxies or voting instructions by telephone by dialing 1-800-652-VOTE or 1-800-652-8683 and following the voice prompts. Registered shareowners outside the United States, Canada or Puerto Rico may submit proxies or voting instructions by telephone by dialing 1-781-575-2300. Registered shareowners and participants in the UTC Employee Savings Plan in the United States, Canada or Puerto Rico may also submit proxies or voting instructions via the Internet by accessing the following website and marking the appropriate boxes: www.computershare.com/expressvote. Beneficial owners of shares held through a broker, bank, trustee or nominee may submit voting instructions by telephone or via the Internet if the firm holding the shares for your account offers either of these voting methods. You should refer to the instructions on how to vote provided by that firm. Please note that the facilities for telephone and Internet voting cannot accommodate cumulative voting for the election of directors, and therefore if you wish to exercise cumulative voting rights you must submit a written proxy or voting instructions.

How will the proxy holders vote my shares? The proxy holders designated on the Proxy Card will vote your shares in accordance with the votes you submit by Proxy Card, by telephone or via the Internet. If you sign and return your Proxy Card but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote your uninstructed shares for each of the Board’s nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP, and against each of the shareowner proposals. If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker will have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of directors) and Proposal 2 (appointment of Independent Auditors) because they involve matters that are considered routine.

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to Proposals 3 through 7 (shareowner proposals) because they involve matters that are considered non-routine.

As the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that a broker will turn in a proxy card for uninstructed shares that votes “FOR” the election of directors and appointment of Independent Auditors, but expressly states that the broker is NOT voting on the remaining proposals. The broker’s instructions with respect to the remaining proposals in this case are referred to as “broker non-votes.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Who can attend the Annual Meeting and how can I request tickets? If you were a registered or beneficial shareowner of UTC Common Stock at the close of business on February 13, 2007, you or your authorized proxy may attend. Since seating is limited, we ask that you request tickets in advance to attend. If your shares are registered in your name on the records of Computershare, or if you are a UTC employee savings plan participant, you can request tickets by sending an email request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the

Reservation Card provided with the mailed Annual Meeting materials. If you forget to bring a ticket, you will be admitted to the meeting only if you provide proof that you were a shareowner or held shares through a UTC employee savings plan as of February 13, 2007 and provide proof of identification. If you hold shares through a broker, bank, trustee or nominee you may request a ticket by writing to the Corporate Secretary and including a copy of an account statement or a legal proxy from the broker, bank, trustee or nominee, in either case showing your ownership of shares as of the record date.

PROPOSAL 1:    ELECTION OF DIRECTORS.

General Information Concerning the Board of Directors. Our entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the fourteen nominees listed below.

The Board has adopted independence standards for directors that conform to the independence requirements set forth in the listing standards of the New York Stock Exchange (“NYSE”). Copies of these independence standards are available on UTC’s website at http://investors.utc.com/downloads/principles.pdf and in Appendix A to this Proxy Statement.

The Board has affirmatively determined that each of the nominees for election at the Annual Meeting, other than Messrs. David and Chênevert, is independent in accordance with these standards. Specifically, none of the nominees that qualify as independent has a business, financial, family or other type of relationship with UTC (other than as a director and shareowner of UTC), except for any relationships that are immaterial under the independence standards. In determining that each such director is independent, the Board considered that UTC and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which some of the nominees are or have been employed as officers or serve as directors. Directors Faraci, Garnier, McGraw, Swygert, Villeneuve and Wagner serve as officers and/or directors of entities that purchase products or services from UTC. Directors Garnier, McGraw and Villeneuve serve as officers and/or directors of entities that provide products or services to UTC. In each case, the amounts paid to, or received by, UTC annually from these companies were well below the 2% of total revenue threshold in UTC’s independence standards. The Board also considered charitable contributions that UTC gave to organizations with which Directors Garnier, McGraw and Swygert are or have been associated, but which do not conflict with UTC’s independence standards since the director did not serve as an executive officer of the organization or the amounts contributed by UTC did not exceed the thresholds in UTC’s independence standards. The Board determined that none of these relationships impaired the independence of the directors.

If any of the nominees become unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LOUIS R. CHÊNEVERT, President and Chief Operating Officer, United Technologies Corporation. Mr. Chênevert was elected President and Chief Operating Officer on March 8, 2006. He previously served as President of the Pratt & Whitney division of UTC from April 1999 through March 2006. In 2005, he was inducted as a Fellow of the American Institute of Aeronautics and Astronautics (AIAA). Mr. Chênevert serves on the Board of Directors of the Friends of HEC Montreal, the Board of Overseers for the Bushnell Center for the Performing Arts in Hartford, Connecticut and the Director’s Advisory Board for the Yale Cancer Center. He is 49 and has been a UTC director since March 8, 2006.

GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in 1997. He served as UTC’s President from 2002 to 2006 and from 1992 to 1999. Mr. David is a member of the Board of Directors of Citigroup Inc., a member of The Business Council and The Business Roundtable, and Vice Chairman of the Peterson Institute for International Economics. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999 and in May 2002 France named him to its Legion of Honor. Mr. David is 64 and has been a UTC director since 1992.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and wood products) since 2003. Earlier in 2003 he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves on the National Park Foundation, the Grand Teton National Park Foundation, the Citigroup International Advisory Council and the National Council for Air and Stream Improvement. He is a member of The Business Roundtable, the Denison University Board of Trustees and the Sustainable Forestry Board. Mr. Faraci is 57 and has been a UTC director since December 2005.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham from 1994 to 1995. Dr. Garnier is a director of the Committee to Encourage Corporate Philanthropy and the Eisenhower Exchange Fellowships. He has received France’s Chevalier de la Légion d’Honneur and, in 2005, was presented with the Global Business Leadership Award from Stanford Business School. In 2006 he was named to the global list of top 20 CEOs by the Best Practice Institute and appointed to Chancellor Gordon Brown’s UK Advisory Council. Dr. Garnier is 59 and has been a UTC director since 1997.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and most recently as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She also served as Vice Chair of Fannie Mae from 1997 to 2003. She is currently a member of the boards of Schlumberger, Ltd., the John D. and Catherine T. MacArthur Foundation, the Carnegie Endowment for International Peace, the Washington Legal Clinic for the Homeless and Legal Affairs. She is a member of the Council on Foreign Relations. Ms. Gorelick is 56 and has been a UTC director since 2000.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 until his retirement in December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Procter & Gamble Company and The DIRECTV Group, Inc. Mr. Lee is also a member of the Board of the American Institutes for Research (AIR), Project GRAD and the Stamford Hospital Foundation. He is also a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical Center and is a member of The Business Council. Mr. Lee is 67 and has been a UTC director since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company, Nortel Networks Corporation, Nortel Networks Limited and HealthTrio Inc., a privately held provider of software for the healthcare industry. In addition, he is a former Chairman and Honorary Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. Mr. McCormick is 66 and has been a UTC director since 1999.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 1999 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips, Chairman of the Emergency Committee for American Trade, The Business Roundtable and the Committee Encouraging Corporate Philanthropy and a member of The Business Council and the State Department’s Advisory Committee in Transformational Diplomacy. He served on President George W. Bush’s Transition Advisory Committee on Trade. He is co-chair of Carnegie Hall’s Corporate Leadership Committee and a member of its Board of Trustees. He also serves on the boards of the National Council on Economic Education, New York Public Library, National Organization on Disability, National Academy Foundation, Partnership for New York City, and Prep for Prep. Mr. McGraw is 58 and has been a UTC director since December 2003.

RICHARD B. MYERS, Ret. U.S. Air Force General, served as Chairman of the U.S. Joint Chiefs of Staff from 2001 to 2005. He was the principal military adviser to President George W. Bush, Secretary of Defense Donald Rumsfeld, and the National Security Council. Gen. Myers previously served as Vice Chairman, which included acting as Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council. He also serves on the boards of Aon Corp., Deere & Company, and Northrop Grumman. Gen. Myers is the Foundation Professor of Military History at Kansas State University and holds the Colin Powell Chair for Leadership, Ethics and Character at the National Defense University. He is a member of the Central Intelligence Agency’s External Advisory Board, the Defense Policy Board and the Department of State’s Transformation Diplomacy Advisory Board. Gen. Myers is 64 and has been a UTC director since September 2006.

FRANK P. POPOFF served as Chairman of The Dow Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to 1995. He also served as Chairman of Chemical Financial Corp. from 2004 until his retirement in 2006. Mr. Popoff also is a director of American Express Company, Qwest Communications International Inc., and Shin-Etsu Chemical Co. Ltd. He is a past chairman of the American Chemistry Council and a founder of The Business Council for Sustainable Development. He is also a member of the American Chemical Society and Director Emeritus of The Dow Chemical Company and the Indiana University Foundation. Mr. Popoff is 71 and has been a UTC director since 1996.

H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the Boards of Fannie Mae and Hartford Financial Services Group Inc. Mr. Swygert is a member of the Central Intelligence Agency’s External Advisory Board, the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the D.C. Emancipation Commemoration Commission, the U.S. National Commission for United Nations Educational, Scientific and Cultural Organization (UNESCO) and the Commission on Presidential Debates. Mr. Swygert is 63 and has been a UTC director since 2001.

ANDRÉ VILLENEUVE has been the Non-Executive Chairman of Euronext.liffe, the London futures and derivatives exchange, since 2003. He was an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corp., an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. He is Chairman, City of London EU Advisory Group and a member of the UK Chancellor’s High Level Financial Services Group. Mr. Villeneuve was Chairman of Promethee, the French think tank, from 1998 to 2002 and non-executive director of Aviva PLC from 1996-2006. He is currently a non-executive director of IFRI (Institut Francais de Relations Internationales) and EuroArbitrage. Mr. Villeneuve is 62 and has been a UTC director since 1997.

HAROLD A. WAGNER has served as Chairman (non-executive) of Agere Systems Inc. (communications components) since 2001. He served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its Chairman, President and Chief Executive Officer from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc., and Maersk, Inc. He also serves on the Business Advisory Council of A. P. Moller, Inc. and the Board and Executive Committee of the Eisenhower Exchange Fellowships. Mr. Wagner is 71 and has been a UTC director since 1994.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. She is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc., the Millennium Challenge Corporation and the Council on Foreign Relations. In addition, she is Co-Chairman of the National Smart Growth Council, serves on the Steering Committee of The Cancer Institute of New Jersey, the board of trustees of the Eisenhower Fellowships and the Governing Board of the Oquirrh Institute, and is a member of the board of the New America Foundation and the BP America Inc. External Advisory Board. She is also a member of the Center for Civic Engagement and Volunteerism Advisory Board at Raritan Valley Community College. Gov. Whitman is 60 and has been a UTC director since December 2003.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent in accordance with NYSE listing standards.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements and the qualifications and independence of the Independent Auditors. In its capacity as a committee of the Board, the Committee also nominates, for approval by shareowners, an accounting firm to serve as Independent Auditors and is responsible for the compensation, retention and oversight of the Independent Auditors. Directors Faraci, McCormick, Myers, Popoff (Chairman), Swygert, Villeneuve and Wagner are members of the Committee. The Board has determined that Directors Faraci, McCormick, Popoff, Villeneuve and Wagner are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”). During 2006, the Committee held eight meetings. A copy of the Committee’s charter is available on UTC’s website at http://investors.utc.com/charters.cfm.

The Committee on Nominations and Governance recommends criteria for service as a director, reviews candidates and recommends appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Lee, McCormick (Chairman), Swygert, Wagner and Whitman are members of the Committee. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; extensive knowledge, experience and judgment; the highest integrity; loyalty to the interests of UTC and its shareowners in general; a willingness to devote the extensive time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in board deliberations; and an appreciation of the role of the corporation in society. The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. The Committee will consider director candidates recommended by shareowners, who may submit recommendations by letter addressed to the Corporate Secretary. From time to time, the Committee recommends highly qualified candidates who are considered to enhance the strength, independence and effectiveness of the Board. During 2006, the Committee held four meetings. A copy of the Committee’s charter is available on UTC’s website at http://investors.utc.com/charters.cfm.

The Committee on Compensation and Executive Development is responsible for review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, setting the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, and review of long-term incentive plans and annual incentive compensation. The Committee makes compensation decisions affecting the executive officers and members of UTC’s Executive Leadership Group (the “ELG”); the CEO, Chief Operating Officer (“COO”) and the Senior Vice President, Human Resources and Organization (“SVP, HR”) determine other executives’ compensation and oversee program administration. The Committee also reviews management development policies and programs.

Directors Garnier, Lee, McCormick, McGraw, Popoff and Wagner (Chairman) are members of the Committee. UTC has engaged Towers Perrin, an outside human resources consulting firm, to provide peer company compensation data. Management also provides information and proposals for the Committee’s consideration. While the CEO, COO and SVP, HR attend Committee meetings regularly by invitation, the Committee is the final decision maker for the named executive officers’, ELG participants’ and other executive officers’ compensation and the Committee considers certain matters in executive session. The Committee’s Chairman reports to the Board on actions taken at each meeting. During 2006, the Committee held seven meetings. The Committee has authority to retain, approve fees for and terminate independent advisors to assist in fulfillment of its responsibilities. A copy of the Committee’s charter is available on UTC’s website at http://investors.utc.com/charters.cfm.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies and transactions. Directors Chênevert, David, Gorelick, Lee (Chairman), McGraw, Myers, Popoff and Villeneuve are members of the Committee. During 2006, the Committee held five meetings. A copy of the Committee’s charter is available on UTC’s website at http://investors.utc.com/charters.cfm.

The Public Issues Review Committee reviews UTC’s charitable contributions program, community relations programs, political action committees, and responses to public issues such as equal employment opportunity, the environment, and safety in the workplace. The Committee also reviews UTC’s annual Corporate Responsibility Report. Directors Garnier (Chairman), Gorelick, McGraw, Swygert, Villeneuve and Whitman are members of the Committee. During 2006, the Committee held four meetings. A copy of the Committee’s charter is available on UTC’s website at http://investors.utc.com/charters.cfm.

Attendance. The Board met seven times during 2006 with all directors in attendance at each meeting. Each director also attended 75% or more of the aggregate number of meetings of the Board and Committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions and have selected Mr. Wagner to serve as Presiding Director at executive sessions. The Board’s policy is that directors standing for reelection should attend the Annual Meeting of Shareowners if their schedules permit. All of the current directors, with the exception of General Myers, who was not a director at the time, and Mr. Popoff, who was unable to attend, were present at the last Annual Meeting in April 2006.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 13, 2007, the shares of UTC Common Stock beneficially owned by each director, each of the six named executive officers (“NEOs”) listed in the Summary Compensation Table on page 16 of this Proxy Statement and all directors and executive officers as a group. Each director and executive officer beneficially owned less than 1% of the outstanding Common Stock. The directors and executive officers as a group beneficially owned approximately 1.4% of the outstanding Common Stock.

Name	Class of Securities	Shares Beneficially Owned (1)
Louis R. Chênevert	Common	1,444,312
George David	Common	7,072,659
John V. Faraci	Common	0	(2)(4)
Jean-Pierre Garnier	Common	58,925	(3)(4)
Jamie S. Gorelick	Common	62,827	(3)(4)
Charles R. Lee	Common	107,430	(3)(4)
Richard D. McCormick	Common	65,500	(3)(4)
Harold McGraw III	Common	8,000	(2)(4)
Richard B. Myers	Common	0	(2)(4)
Frank P. Popoff	Common	62,700	(3)(4)
H. Patrick Swygert	Common	21,000	(2)(4)
André Villeneuve	Common	60,200	(3)(4)
H. A. Wagner	Common	81,894	(3)(4)
Christine T. Whitman	Common	7,000	(2)(4)
Gregory J. Hayes	Common	42,299
James E. Geisler	Common	213,417
Ari Bousbib	Common	1,237,946
Geraud Darnis	Common	950,625
Directors & Executive Officers as a Group (26 in total)	Common	14,245,831

(1)	The shares shown as beneficially owned by the listed persons include shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. For the following persons, the shares shown in the Security Ownership table as beneficially owned by such person include shares in the following categories:

	Shares listed person has right to acquire within 60 days by exercise of stock options	Shares for which listed person has sole voting and investment power	Shares for which listed person has sole voting but no investment power
L. Chênevert	1,364,000	75,029	5,283
G. David	5,240,000	1,725,389	107,270
J. Garnier	46,700	5,825	6,400
J. Gorelick	40,920	17,907	4,000
C. Lee	73,630	25,800	8,000
R. McCormick	38,700	23,600	3,200
H. McGraw	7,000	1,000	0
F. Popoff	7,000	47,700	8,000
H. Swygert	20,000	1,000	0
A. Villeneuve	55,400	0	4,800
H. Wagner	63,860	10,034	8,000
C. Whitman	7,000	0	0
J. Geisler	210,600	0	2,817
G. Hayes	38,500	874	2,925
A. Bousbib	1,188,000	44,698	5,248
G. Darnis	902,000	37,212	11,412
Directors & Executive Officers as a group (26 in total)	11,696,110	2,188,414	361,306

Approximately 148,810 of the shares held by Mr. David are pledged to secure a personal loan.

(2)	Not included in the Security Ownership table are certain non-voting restricted stock units acquired under the Non-employee Directors’ Restricted Stock Unit Plan. Directors Faraci, McGraw, Myers, Swygert and Whitman held 1,781; 2,378; 1,572; 2,978 and 2,378 of these units, respectively. Each unit is valued by reference to one share of UTC Common Stock.

(3)	For the following persons, the shares shown in the Security Ownership table as beneficially owned by such person include the number of shares of restricted UTC Common Stock shown below opposite such person’s name, for which such person had sole voting power:

J. Garnier	6,400	F. Popoff	8,000
J. Gorelick	4,000	A. Villeneuve	4,800
C. Lee	8,000	H. Wagner	8,000
R. McCormick	3,200

(4)	Not included in the Security Ownership table are the following amounts of vested, non-voting deferred stock units acquired by the non-employee directors under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

J. Faraci	3,980	R. Myers	2,357
J. Garnier	31,603	F. Popoff	36,548
J. Gorelick	13,467	H. Swygert	17,935
C. Lee	32,798	A. Villeneuve	27,431
R. McCormick	26,352	H. Wagner	34,163
H. McGraw III	11,640	C. Whitman	6,599

In a filing made with the SEC, State Street Bank & Trust Company, acting in various fiduciary capacities, reported that it held as of December 31, 2006 sole voting power with respect to 32,593,128 shares of UTC Common Stock, shared voting power with respect to 70,371,032 shares of UTC Common Stock, and shared dispositive with respect to 102,964,160 shares of UTC Common Stock. State Street Bank & Trust Company serves as Trustee for UTC’s Employee Savings Plan and disclaims beneficial ownership of the reported shares.

Executive Compensation.

Compensation Discussion and Analysis.

UTC maintains a peer-based executive compensation program comprised of fixed and performance variable elements. The design and operation of the program reflect the following objectives:

•	Recruiting and retaining talented leadership.
•	Implementing measurable performance targets.
•	Correlating compensation directly with shareowner value.
•	Emphasizing at-risk and performance-based compensation, progressively weighted with seniority level.
•	Adherence to high ethical, environmental and safety standards.

Designing a Competitive Compensation Package

Recruitment and retention of leadership to manage the Corporation requires a competitive compensation package. The Compensation and Executive Development Committee’s (the “Committee”) approach emphasizes: (i) fixed compensation elements of base salary and benefits with values approximately at the median of UTC’s Compensation Peer Group (the “CPG”); and (ii) above-market variable compensation contingent on above-target performance. The CPG consists of 25 major U.S. companies that compete with UTC for executive talent.(1) Towers Perrin provides CPG and general industry compensation data. Individual compensation will vary from program targets based on factors such as performance, job scope, abilities, tenure and retention risk. Compensation specific to the NEOs listed in the Summary Compensation Table is discussed on page 14 of this Proxy Statement.

(1)

3M, Alcoa, Boeing, Caterpillar, Dow Chemical, Du Pont, General Dynamics, General Electric, Hewlett-Packard, Honeywell, Intel, IBM, International Paper, Johnson & Johnson, Johnson Controls, Lockheed Martin, Merck, Motorola, Northrop Grumman, Pfizer, Raytheon, Textron, Tyco, Verizon and Wyeth.

Fixed Compensation

Principal elements of fixed compensation not directly linked to performance targets include base salary, pension, benefits (e.g., health, life and disability insurance) and severance protection. UTC targets the value of fixed compensation generally at the median of the CPG to facilitate a competitive recruitment and retention strategy.(2) The program targets base salary for senior executives at approximately the 50th percentile of the CPG with individual variations based on job scope, tenure, retention risk and other factors relevant to the Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Also, pension value indirectly reflects performance insofar as the retirement benefit formula recognizes annual performance-based bonuses.

Pension benefits for executives under the recently adopted cash balance plan are below the median. The previous final average pay formula, which covers executives hired before 2003 (including the NEOs), is approximately at the median. Defined benefit pension benefits in excess of Internal Revenue Code (the “Code”) limits for tax-qualified plans are provided through an unfunded program with the same service formula as is applicable to salaried employees generally. UTC retirement benefits are detailed in the Pension Benefits table on page 21 of this Proxy Statement. UTC does not match 401(k) contributions in excess of Code limits, and this benefit for higher paid executives is accordingly below-median (most CPG companies provide savings plan matching contributions in excess of Code limits).

With the exception of the Executive Leadership Group (the “ELG”) outlined below, insurance benefits for executives employ the same formulae as are applicable to salaried employees and are approximately at the median.

The most senior executives of the Corporation, currently a group of 33 (including the NEOs), participate in the ELG, a program of benefits and commitments specific to this group. Life insurance, perquisites and severance protection provided under this program are designed, in the aggregate, to be competitive with packages provided to comparable senior executives at other CPG companies. The value of the ELG perquisite allowance and enhanced life insurance benefits for the NEOs are set forth in footnote 6 to the Summary Compensation Table.

The ELG program provides a potential severance benefit of up to 2.5 times base salary in the event of involuntary termination (other than for misconduct). Payment of the ELG severance benefit requires acceptance of protective covenants, including non-compete and non-disclosure obligations. Executives who joined the ELG prior to December 2005 are eligible for the severance benefit in the case of retirement after age 62, subject to the protective covenants. Executives who join after that date are not eligible after age 62, but instead vest in a restricted share award discussed below. ELG participants are also eligible for severance benefits under a different arrangement if employment terminates for any reason following a change-in-control. Executives will not receive both ELG and change-in-control severance benefits. The current change-in-control benefit equals 2.99 times base salary and bonus. For those covered by the program before December 2003, change-in-control benefits also include three years of benefits continuation and additional credited service for pensions, with these elements reduced by 1/36th for each month termination occurs after age 62. The Termination Payment tables on pages 22 and 23 of this Proxy Statement set forth the estimated values of change-in-control and non-change-in-control termination benefits.

The Committee views change-in-control and non-change-in-control severance protection for senior executives as a necessary component of a market competitive executive compensation program. A substantial majority of CPG companies provide such benefits. While there are variations in types and amounts of benefits provided, benefit eligibility requirements and other terms and conditions, the Committee believes that the aggregate potential value of UTC’s programs does not deviate in any material way from that of programs typically in place at other companies.

The ELG perquisite allowance, which is provided in lieu of in-kind perquisites, may be allocated in part to a company leased vehicle, deferred (up to 50%), or is otherwise payable in cash. The ELG perquisite allowance is 8% of salary

(2)

Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values.

(12% for executives who joined the ELG prior to December 2005). The Committee believes this allowance serves as an appropriate substitute for in-kind perquisites frequently provided to senior executives at other CPG companies. A cash perquisite allowance provides transparency and simplicity. In addition to their perquisite allowance, the Chief Executive and Chief Operating Officers have access to corporate aircraft for personal travel in accordance with UTC’s security policy.

Executives who join the ELG after December 2005 receive a one-time restricted share retention grant equal to two times base salary on the date of grant. These shares may not be sold, pledged, or assigned prior to vesting on retirement at age 62 or later. The shares are forfeited if the executive terminates or retires before age 62. Recipients of this award are not eligible for the ELG severance benefit if retirement occurs on or after age 62. Executives who joined the ELG before December 2005 do not receive the restricted share retention grant, but are eligible for the ELG severance benefit after age 62. The Committee believes that the restricted share grant has significant retention value and, as with the severance arrangement, imposes restrictive covenants. In changing this post age 62 benefit, the Committee enhanced shareowner alignment by linking value to share price rather than salary.

The ELG program includes share ownership guidelines, standards of conduct, and protective covenants discussed in “Protecting UTC’s Interests” on page 15 of this Proxy Statement.

Incentive Compensation

UTC’s incentive compensation programs are linked directly to earnings growth, cash flow, and total shareowner return (“TSR”). Three forms of awards are included: annual bonuses tied to the current year’s performance; performance share units (“PSUs”) vesting after three years to the extent performance targets are met; and stock appreciation rights (“SARs”) vesting after three years and exercisable for up to ten years from the date of grant. Linking compensation opportunities to these targets, in the view of the Committee, establishes a compensation strategy fully aligned with shareowner interests.

Annual Bonuses. Each year the Committee establishes award pools for UTC’s seven business units and the Corporate Office from which annual bonuses may be paid. The size of each pool depends on performance relative to pre-established targets for the year, subject to the right of the Committee to adjust the size of award pools as it deems appropriate to take into account other factors that enhance or detract from results achieved relative to the established targets, as well as unforeseen factors beyond management’s control that affected performance. In this way, the Committee does not confine itself to a purely quantitative approach and retains discretion in determining awards based on its review and assessment of results for the year.

The pre-established targets for 2006 consisted of (i) earnings growth (measured as earnings per share (“EPS”) for the Corporate Office and segment operating income for the business units) and (ii) free cash flow (cash flow from operations less capital expenditures). Corporate Office and business unit baseline performance targets for 2006 were 10% earnings growth and free cash flow equal to net income. Baseline performance is intended to result in annual bonuses approximately at the median of the CPG. As of December 31, 2005, the Dow Jones Industrials achieved median earnings growth of approximately 11, 7 and 10% over the trailing one, five and ten year periods(3), respectively. This data supports the 10% median target, particularly with the associated cash flow metric.

Baseline or standard performance targets for the seven business units for 2007 remain at 10% earnings growth and free cash flow equal to 100% of net income. However, the baseline targets for the Corporate Office for 2007 have been increased to 12% earnings per share growth and free cash flow equal to 100% of net income, with the growth rate increase reflecting earnings per share opportunities potentially available on deployment of UTC’s cash flow net of dividend payments. The Committee believes that these earnings growth targets, with corresponding cash flow performance, reliably reflect UTC’s annual performance for shareowners.

(3)	Data provided by Standard & Poors.

Individual awards within the established pools are determined based on the same metrics that are used to determine the size of award pools with adjustments for individual performance. The Committee assesses the performance and bonus award for each ELG participant. Baseline award targets as a percentage of base salary are as follows:

Chief Executive Officer	135%
Chief Operating Officer	100%
Other ELG participants	55-85%

Baseline performance relative to the financial targets results in an award pool sufficient to pay awards at these levels, subject to adjustment by the Committee as discussed above. Awards are not generally payable if earnings growth times free cash flow content in net income falls below 70% of target unless performance is substantially attributable to factors external to UTC. Award pools are capped at 160% of target. As designed and administered, the annual bonus program offers the opportunity for above-median total cash compensation for above-median performance relative to established targets and as assessed by the Committee through its annual review.

Performance Share Units. Annual long-term incentive awards consist of PSUs and SARs. Determination of the total potential value of long-term incentive awards is discussed in “Setting the Pay Mix” below. PSUs were introduced in 2006 and replace half of the target award value previously delivered in the form of stock options and performance-based dividend equivalents (“DEs”) under the prior long-term incentive plan. The value of a PSU is equivalent to a share of UTC Common Stock except that PSUs do not earn dividend equivalents. PSUs convert to shares of UTC Common Stock on vesting. PSUs vest subject to three-year cumulative performance targets. For 2006 and 2007, performance targets are EPS growth and TSR over three years, weighted equally. The baseline targets for full vesting are annual EPS growth of 10% and 50th percentile TSR rank within the S&P 500, each measured over three years cumulatively. Below target performance results in reduced Common Stock conversion of PSUs. No vesting credit occurs below 7% earnings growth and below the 37.5th TSR percentile rank. The Committee believes the baseline targets will approximate median performance, and, accordingly, above-target performance will result in Common Stock conversion increasing ratably to a maximum of twice baseline awards at 13% earnings growth and 75th TSR percentile rank, both over the three year period cumulatively.

These EPS and TSR ranking targets directly align the interests of management and shareowners. Exceeding baseline targets requires increasingly superior performance and therefore offers the opportunity for PSU conversion into shares above the 100% baseline rate.

Stock Appreciation Rights. SARs were introduced in 2006 and replace the remaining half of the target value previously awarded for long-term performance. A SAR offers the same economic opportunity as a stock option. SARs have an exercise price equal to market price at date of grant, vest after three years, and are exercisable for up to their ten year term with value realized upon exercise settled in shares. Share price appreciation is the most relevant measure of long-term performance and captures shareowner value creation. UTC’s TSR over the ten year period ending December 31, 2006 was 338%, substantially exceeding the Dow Jones Industrials (135%) and the S&P 500 (125%). The Committee believes prior stock option awards motivated management’s commitments to and successful execution of productivity, innovation, growth and business balance objectives aligned with shareowners’ interests and accordingly is continuing this compensation opportunity through SARs.

Setting the Pay Mix

The Committee emphasizes performance-based compensation, at risk and dependent directly on results for the most senior executives. Comparing the major elements of compensation (i.e., base salary, bonus, and long-term incentive compensation), base salary comprises approximately 20% of the pay mix for the ELG, significantly less than for the rest of the executive population. Approximately 15% of total pay for the ELG is allocated to annual bonus compensation and 65% to long-term incentive compensation, higher than for other executives.

Total cash compensation (i.e., base salary and bonus) is targeted at the 50th percentile of the CPG for the executive population. Cash above this percentile will generally result from above-target performance in the annual bonus program, described above. Cash compensation specific to the NEOs is discussed below. The value of long-term incentive compensation is targeted at the 65th percentile of the CPG for the ELG, resulting in an above-median total compensation package. The above-median target values for long-term ELG awards reflect the program’s emphasis on and bias towards compensation variable with shareowner value creation, especially within UTC’s most senior ranks.

Allocation of long-term incentive awards between SARs and PSUs also varies with executive level. Reflecting the ELG’s ability to influence results related to PSU performance targets, half of the value of ELG long-term incentive awards is allocated to PSUs, greater than for the executive population generally.

Named Executive Officer Compensation

The following summarizes principal elements of compensation actions affecting the NEOs in 2006.

Base Salary. Mr. David’s salary is at approximately the 75th percentile of the CPG. Mr. David has been UTC’s Chief Executive Officer since 1994, and this higher percentile rank reflects his seniority and UTC’s sustained and top quartile TSR performance over the past ten years relative to the Dow Jones Industrials and the S&P 500 indices. Mr. Chênevert’s salary is approximately at the median of the CPG for his position. Messrs. Geisler and Hayes have responsibilities that differ from chief financial officers in the CPG, resulting in somewhat below-median salaries. Base salaries for Messrs. Bousbib and Darnis are above the median for positions with comparable responsibilities. The Committee uses salary data from CPG companies and operating divisions of other companies that provide relevant comparisons to determine compensation for the Corporation’s operating unit presidents.

Annual Bonus. Actual bonus awards for each of the NEOs are shown in the Summary Compensation Table on page 16 of this Proxy Statement. Messrs. David, Chênevert, Geisler and Hayes participated in the 2006 Corporate Office incentive compensation award pool. Mr. Bousbib participated in the Otis Elevator Company pool and Mr. Darnis participated in the Carrier Corporation pool.

The Corporation’s 2006 EPS grew 19%(4), and free cash flow was 103% of net income, resulting in an above-target pool. The Committee adjusted this calculated pool downward, reflecting performance challenges at Carrier and Sikorsky. Otis Elevator Company exceeded baseline earnings growth and free cash flow targets. This performance, along with recognition of Otis’ outstanding operating margin performance relative to all of its competitors worldwide, resulted in an above-baseline pool. Carrier Corporation’s earnings growth and free cash flow fell below the formula threshold for establishment of an award pool. However, the Committee determined that the established metrics did not accurately reflect management’s performance for the year. 2006 presented Carrier with unavoidable and unforeseeable challenges, including commodity price increases and a slowing North American residential market. The Committee concluded that management responded well to these unplanned adversities in its external operating environment and, for this reason, established an award pool for Carrier at 51% of baseline. Bonus awards for each of the NEOs shown in the Summary Compensation Table reflect the applicable pool factor and positive assessments of overall performance.

Long-Term Incentive Awards. Awards for the NEOs are based on the program elements and values outlined above. These awards are shown in the Grants of Plan-Based Awards table on page 18 of this Proxy Statement. In addition to regular annual long-term incentive awards, the Committee approved an out-of-cycle SAR grant for Mr. Chênevert in recognition of his election as Chief Operating Officer with its associated UTC-wide responsibilities. To facilitate retention objectives, the Committee also approved out-of-cycle awards for Messrs. Bousbib, Darnis, Geisler and Hayes, all as shown in the Grants of Plan-Based Awards table.

(4)

Before the cumulative effect of a change in accounting related to the adoption of Financial Accounting Standards Board Interpretation No. 47 (Accounting for Conditional Asset Retirement Obligations), which resulted in a non-cash after-tax cumulative impact of $95 million or $0.09 per share that was recorded in fourth quarter 2005 results.

Deductibility and Dilution

The Long-Term Incentive Plan (“LTIP”) approved by UTC’s shareowners limits shares that may be awarded and their associated dilution. Total shares prospectively issuable under PSU and SAR awards in 2006 were 1.0% of UTC common shares outstanding, below the CPG median. Total shares prospectively issuable under all current and prior PSU, SAR and stock option awards are 10.8% of UTC common shares outstanding at the end of 2006, in the bottom quartile of the CPG. Diluted earnings per share reflect all such shares, and both percentages are within applicable limitations in the LTIP and the predecessor long-term incentive plan.

Annual bonuses and long-term incentive awards are provided pursuant to shareowner approved plans, are otherwise compliant with Internal Revenue Code Section 162(m), and are not subject to the Section 162(m) deductibility limitation.

Program Administration

The Committee has approved the design and functioning of UTC’s executive compensation program as outlined here, specifically including determination of baseline performance levels and the composition and variability of pay by executive level. Management and external sources provide relevant information and analyses. While substantially guided by the stated performance metrics and formulae, the Committee retains the authority to exercise its judgment when approving pool and individual awards.

UTC’s executives do not have employment agreements that specify compensation or length of employment. The Committee specifically determines annual bonus, PSU and SAR total award amounts by business units and the Corporate Office, and determines awards individually for ELG participants each year. Incorporated into this annual process, the Committee reviews all elements of compensation for the NEOs and other ELG participants, including realized and unrealized long-term award values. The Committee does not adjust current compensation opportunities on the basis of accrued or realized gains attributable to prior awards and prior service, either negatively or positively.

The Committee’s review indicates that, as intended, variable and performance-based compensation constitutes the substantial majority of pay for senior executives. Values realized by executives above the CPG medians are substantially attributable to UTC’s earnings and stock price performance well in excess of initial and challenging projections and that of constituent companies within market indices. As stated earlier, UTC’s total shareowner return over the 1997-2006 decade was 338%, as compared with 135% for the Dow Jones Industrials and 125% for the S&P 500. The Committee conducts this overall program review annually to ensure that the functioning of the program meets its established design intents.

The Committee does not and has not permitted backdating or re-pricing of stock options or SARs. Grant dates are on or shortly after the date the Committee approves awards. Exercise price equals the closing price for UTC Common Stock on the grant date. UTC’s regular cycle awards account for the great majority of total awards and are made on a consistent basis within the first week of each calendar year, coincident with the beginning of the three year measurement period for performance-based awards.

Protecting UTC’s Interests

The executive compensation program imposes certain requirements intended to protect UTC’s interests:

•	Forfeiture of awards and “clawback” of gains realized from long-term incentive awards in the event of misconduct as defined in the LTIP;
•	Covenants for ELG participants strictly limiting proprietary information disclosure, competitive activities and solicitation of UTC employees; and
•	Mandatory share ownership guidelines of five times base salary for the Chief Executive Officer and three times base salary for other ELG participants.

Report of the Committee on Compensation and Executive Development.

The Committee on Compensation and Executive Development establishes and oversees the design and functioning of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2007 Annual Meeting.

Committee on Compensation and Executive Development

H. A. Wagner, Chairman	Richard D. McCormick
Jean-Pierre Garnier Charles R. Lee	Harold McGraw III Frank P. Popoff

Summary Compensation Table.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
George David Chairman and Chief Executive Officer	2006	$1,791,667	$3,800,000	$7,675,200	$7,217,233	$3,034,287	$2,733,737	$922,708	$27,174,832

Gregory J. Hayes Vice President, Accounting and Finance	2006	$391,667	$425,000	$304,876	$932,186	$11,576	$226,837	$112,769	$2,404,911

James E. Geisler Vice President, Finance	2006	$386,667	$425,000	$304,876	$932,186	$37,169	$130,580	$83,002	$2,299,480

Louis R. Chênevert President and Chief Operating Officer	2006	$808,333	$1,400,000	$665,184	$3,744,569	$652,894	$336,664	$212,668	$7,820,312

Ari Bousbib President, Otis Elevator	2006	$676,250	$850,000	$665,184	$2,848,458	$545,223	$207,335	$140,117	$5,932,567

Geraud Darnis President, Carrier Corporation	2006	$676,250	$350,000	$665,184	$2,848,458	$144,460	$362,697	$132,867	$5,179,916

(1)	The calculation of annual bonuses reflects 2006 growth in earnings and free cash flow as a percentage of net income, plus other factors identified by the Committee and discussed in the Compensation Discussion and Analysis (the “CD&A”) on pages 10 through 15 of this Proxy Statement.

(2)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) with respect to performance share units (“PSUs”) granted in 2006. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2006 Annual Report on Form 10-K (available at http://investors.utc.com/edgar.cfm). Under FAS 123R, PSUs are amortized over 36 months, except for retirement-eligible executives whose awards are amortized over 12 months. Accordingly, amounts in this column reflect the full value of Mr. David’s January 2006 PSU award. PSUs are discussed in the CD&A and in the Grants of Plan-Based Awards table on page 18 of this Proxy Statement.

(3)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS 123R with respect to stock appreciation rights (“SARs”) granted in 2006 and stock options granted in prior years. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2006 Annual Report on Form 10-K. Under FAS 123R, SARs are amortized over 36 months, except for retirement-eligible executives whose awards are amortized over 12 months. Accordingly, amounts in this column reflect the full value of Mr. David’s January 2006 SAR award plus a portion of an earlier stock option award in February 2005. SARs are discussed in the CD&A and in the Grants of Plan-Based Awards table.

(4)	Amounts in this column reflect 2006 earnings received as a result of achievement of pre-established three year performance targets under the Continuous Improvement Incentive Program (the “CIIP”), a prior cash-based long-term incentive program. Under this program, vesting results in quarterly payments determined by the number of units vested and the dividend paid on UTC Common Stock. These dividend equivalent payments continue until the exercise of the associated CIIP stock options.

(5)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2006. Actuarial value computations are based on FASB Statement No. 87 assumptions discussed in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2006 Annual Report on Form 10-K. UTC does not provide above-market rates of return under its Deferred Compensation Plan. However, above-market interest is provided under a frozen Sundstrand Corporation deferred compensation plan assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $5,629 in above-market earnings under this plan in 2006.

(6)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	Year	Personal Use of Corporate Aircraft (a)	Leased Vehicle Payments (b)	Cash Flexible Perquisite Allowances (c)	Insurance Premiums (d)	401(k) Company Match	Miscellaneous (e)	Total
G. David	2006	$612,303	$20,901	$194,099	$83,882	$7,920	$3,603	$922,708
G. Hayes	2006	$0	$13,564	$33,436	$52,787	$7,920	$5,062	$112,769
J. Geisler	2006	$0	$13,098	$33,302	$25,554	$7,920	$3,128	$83,002
L. Chênevert	2006	$67,457	$22,744	$74,256	$38,933	$7,920	$1,358	$212,668
A. Bousbib	2006	$0	$21,623	$59,527	$44,869	$7,920	$6,178	$140,117
G. Darnis	2006	$0	$28,599	$52,551	$40,789	$7,920	$3,008	$132,867

(a)	The Chief Executive and Chief Operating Officers use corporate aircraft for personal travel in accordance with UTC’s security policy. Amounts in this column reflect incremental variable operating costs incurred in connection with personal travel. Variable operating costs include fuel, calculated on the basis of aircraft specific average consumption rates and fleet average fuel costs, fleet average landing and handling fees, additional crew lodging and meal allowances, catering, and where applicable, hourly maintenance contract charges. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as variable operating costs relative to personal use.

(b)	Consists of annual leased vehicle depreciation and interest costs deducted from the flexible perquisite allowance shown in the adjoining column.

(c)	This column shows the ELG cash perquisite allowance which equals 12% of base salary (8% for executives who joined the ELG after December 2005), reduced by the amount utilized for leased vehicle payments. The ELG perquisite allowance is provided in lieu of in-kind perquisites, as described in the CD&A.

(d)	Consists of life insurance premium payments. Mr. David participates in the Executive Estate Preservation Program (a program closed to new participants since 1989) that provides term life insurance equal to seven times base salary. Post-termination benefits under this program are discussed in footnote (2) to the Termination/No Change-in-Control table on page 22 of this Proxy Statement. The other NEOs participate in the ELG life insurance program. Under this program, UTC pays the premiums shown above on permanent cash value life insurance contracts owned by the executive. The ELG life insurance benefit equals three times projected age 62 base salary.

(e)	Consists of additional vehicle-related costs and other incidental benefits.

Grants of Plan-Based Awards.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
			Thre- shold ($)	Target ($)	Maxi- mum ($)	Thre- shold (#)	Target (#)	Maxi- mum (#)
G. David	1/3/2006	12/12/2005	–	–	–	0	120,000	240,000	–	–	$7,675,200
	1/3/2006	12/12/2005	–	–	–	–	–	–	390,000	$56.53	$6,146,400
G. Hayes	1/3/2006	12/12/2005	–	–	–	0	14,300	28,600	–	–	$914,628
	1/3/2006	12/12/2005	–	–	–	–	–	–	46,500	$56.53	$732,840
	3/8/2006	3/8/2006	–	–	–	–	–	–	50,000	$57.84	$806,500
J. Geisler	1/3/2006	12/12/2005	–	–	–	0	14,300	28,600	–	–	$914,628
	1/3/2006	12/12/2005	–	–	–	–	–	–	46,500	$56.53	$732,840
	3/8/2006	3/8/2006	–	–	–	–	–	–	50,000	$57.84	$806,500
L. Chênevert	1/3/2006	12/12/2005	–	–	–	0	31,200	62,400	–	–	$1,995,552
	1/3/2006	12/12/2005	–	–	–	–	–	–	101,500	$56.53	$1,599,640
	3/8/2006	3/8/2006	–	–	–	–	–	–	400,000	$57.84	$6,452,000
A. Bousbib	1/3/2006	12/12/2005	–	–	–	0	31,200	62,400	–	–	$1,995,552
	1/3/2006	12/12/2005	–	–	–	–	–	–	101,500	$56.53	$1,599,640
	3/8/2006	3/8/2006	–	–	–	–	–	–	200,000	$57.84	$3,226,000
G. Darnis	1/3/2006	12/12/2005	–	–	–	0	31,200	62,400	–	–	$1,995,552
	1/3/2006	12/12/2005	–	–	–	–	–	–	101,500	$56.53	$1,599,640
	3/8/2006	3/8/2006	–	–	–	–	–	–	200,000	$57.84	$3,226,000

(1)	The Committee approves annual long-term incentive awards for the following year at its December meeting. The Committee specifies an award effective date of the first business day of the calendar year to coincide with calendar-year based performance measurement periods. Other awards are generally effective on the date of approval or the next following day that the NYSE is open. Award grant procedures are discussed in the CD&A.

(2)

Consists of PSUs subject to three year performance vesting targets. The value of an unvested PSU is equivalent to the value of a share of UTC Common Stock. As discussed in the CD&A, 50% of PSUs are subject to an EPS growth target and 50% are subject to a TSR target. The vesting range is between 0 and 200%. No vesting occurs if EPS growth is below 7% or TSR growth is below the 37.5th percentile of the S&P 500, as applicable. Non-vested PSUs do not receive dividend equivalents. PSUs are forfeited upon termination except in the case of retirement, where PSUs remain eligible to vest at the end of the three year performance measurement period. Accelerated vesting occurs only upon death or a change-in-control. Upon vesting, PSUs convert to unrestricted shares of UTC Common Stock.

(3)	Consists of SARs with an exercise price equal to the NYSE closing price of UTC Common Stock on the date of grant and a ten year term. SARs become exercisable after three years of service from the grant date or, if earlier, upon retirement (if the SARs have been held for at least one year from the grant date) or death of the recipient.

(4)	Reflects grant date fair value of PSU awards at target described in footnote (2) above, and grant date fair value of SARs described in footnote (3) above, calculated in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End.

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
G. David	–	390,000	–	$56.53	1/2/2016	(5)	–	–	120,000	$7,502,400
	–	1,000,000	–	$50.09	2/6/2015	(6)	–	–	–	–
	–	570,000	–	$51.50	1/2/2015	(7)	–	–	–	–
	–	540,000	–	$46.76	1/8/2014	(8)	–	–	–	–
	650,000	–	–	$31.71	1/1/2013		–	–	–	–
	700,000	–	–	$32.17	1/1/2012		–	–	–	–
	600,000	–	–	$37.63	1/1/2011		–	–	–	–
	650,000	–	–	$31.25	1/2/2010		–	–	–	–
	600,000	–	–	$36.22	4/29/2009		–	–	–	–
	800,000	–	–	$27.00	1/3/2009		–	–	–	–
	700,000	–	–	$18.28	1/1/2008		–	–	–	–
	300,000	–	–	$18.97	2/23/2007		–	–	–	–
G. Hayes	–	50,000	–	$57.84	3/7/2016	(9)	–	–	–	–
	–	46,500	–	$56.53	1/2/2016	(5)	–	–	14,300	$894,036
	–	76,000	–	$51.50	1/2/2015	(7)	–	–	–	–
	–	21,400	–	$46.76	1/8/2014	(8)	–	–	–	–
	11,800	–	–	$37.63	1/1/2011		–	–	–	–
	5,300	–	–	$31.25	1/2/2010		–	–	–	–
J. Geisler	–	50,000	–	$57.84	3/7/2016	(9)	–	–	–	–
	–	46,500	–	$56.53	1/2/2016	(5)	–	–	14,300	$894,036
	–	76,000	–	$51.50	1/2/2015	(7)	–	–	–	–
	–	21,400	–	$46.76	1/8/2014	(8)	–	–	–	–
	30,000	–	–	$31.71	1/1/2013		–	–	–	–
	25,600	–	–	$32.17	1/1/2012		–	–	–	–
	100,000	–	–	$38.50	4/25/2011		–	–	–	–
	15,200	–	–	$37.63	1/1/2011		–	–	–	–
	16,400	–	–	$31.25	1/2/2010		–	–	–	–
	2,000	–	–	$27.00	1/3/2009		–	–	–	–
L. Chênevert	–	400,000	–	$57.84	3/7/2016	(9)	–	–	–	–
	–	101,500	–	$56.53	1/2/2016	(5)	–	–	31,200	$1,950,624
	–	151,000	–	$51.50	1/2/2015	(7)	–	–	–	–
	–	140,000	–	$46.76	1/8/2014	(8)	–	–	–	–
	170,000	–	–	$31.71	1/1/2013		–	–	–	–
	170,000	–	–	$32.17	1/1/2012		–	–	–	–
	400,000	–	–	$38.50	4/25/2011		–	–	–	–
	144,000	–	–	$37.63	1/1/2011		–	–	–	–
	150,000	–	–	$31.25	1/2/2010		–	–	–	–
	90,000	–	–	$36.22	4/29/2009		–	–	–	–
	100,000	–	–	$27.00	1/3/2009		–	–	–	–
A. Bousbib	–	200,000	–	$57.84	3/7/2016	(9)	–	–	–	–
	–	101,500	–	$56.53	1/2/2016	(5)	–	–	31,200	$1,950,624
	–	151,000	–	$51.50	1/2/2015	(7)	–	–	–	–
	–	140,000	–	$46.76	1/8/2014	(8)	–	–	–	–
	160,000	–	–	$31.71	1/1/2013		–	–	–	–
	140,000	–	–	$32.17	1/1/2012		–	–	–	–
	400,000	–	–	$38.50	4/25/2011		–	–	–	–
	108,000	–	–	$37.63	1/1/2011		–	–	–	–
	80,000	–	–	$31.25	1/2/2010		–	–	–	–
	80,000	–	–	$27.00	1/3/2009		–	–	–	–
	80,000	–	–	$18.28	1/1/2008		–	–	–	–

Outstanding Equity Awards at Fiscal Year-End (continued).

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
G. Darnis	–	200,000	–	$57.84	3/7/2016	(9)	–	–	–	–
	–	101,500	–	$56.53	1/2/2016	(5)	–	–	31,200	$1,950,624
	–	151,000	–	$51.50	1/2/2015	(7)	–	–	–	–
	–	140,000	–	$46.76	1/8/2014	(8)	–	–	–	–
	160,000	–	–	$31.71	1/1/2013		–	–	–	–
	140,000	–	–	$32.17	1/1/2012		–	–	–	–
	400,000	–	–	$38.50	4/25/2011		–	–	–	–
	62,000	–	–	$37.63	1/1/2011		–	–	–	–

(1)	Under the current long-term incentive plan, approved by shareowners in 2005, SARs are granted for 2006 and subsequent years instead of nonqualified stock options. Stock options were utilized prior to 2006. All awards with expiration dates before 2016 consist of nonqualified stock options.

(2)	The exercise price of an option and a SAR is the grant date NYSE closing price of a share of UTC Common Stock.

(3)	Reflects the target level of PSUs as described in the CD&A and footnote (2) to the Grants of Plan-Based Awards table.

(4)	Amounts in this column reflect the December 29, 2006 year-end UTC Common Stock closing price on the NYSE of $62.52.

(5)	Scheduled to vest on January 3, 2009.

(6)	Scheduled to vest on February 7, 2008.

(7)	Scheduled to vest on January 3, 2008.

(8)	Scheduled to vest on January 9, 2007.

(9)	Scheduled to vest on March 8, 2009.

Option Exercises and Stock Vested.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. David	600,000	$28,302,780	–	–
G. Hayes	35,800	$1,185,405	–	–
J. Geisler	12,000	$458,251	–	–
L. Chênevert	93,000	$3,072,863	–	–
A. Bousbib	200,000	$6,254,500	–	–
G. Darnis	100,000	$3,191,800	–	–

(1)	Information relates to stock option exercises during 2006.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price and the market price of UTC Common Stock on the date of exercise.

Pension Benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
G. David	UTC Employee Retirement Plan	32	$971,296
	UTC Preservation Pension Plan		$24,185,209
G. Hayes	UTC Employee Retirement Plan	17	$241,212
	UTC Preservation Pension Plan		$391,049
J. Geisler	UTC Employee Retirement Plan	14	$147,485
	UTC Preservation Pension Plan		$230,850
L. Chênevert	UTC Employee Retirement Plan	10	$179,319
	UTC Preservation Pension Plan (2)	14	$1,331,441
A. Bousbib	UTC Employee Retirement Plan	10	$141,231
	UTC Preservation Pension Plan		$721,355
G. Darnis	UTC Employee Retirement Plan	23	$321,899
	UTC Preservation Pension Plan		$1,387,401

(1)	Calculation of present value reflects FASB Statement No. 87 pension expense assumptions described in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2006 Annual Report on Form 10-K.

(2)	For Mr. Chênevert, this plan provides a pension benefit under the formula applicable to all U.S. and Canadian salaried employees and based on his UTC service from date of hire, offset by benefits payable separately under the UTC and Pratt & Whitney Canada pension plans.

Retirement benefits are provided through defined benefit retirement plans that provide an annual benefit payment equal to 2% of earnings for each year of service up to a maximum of 20 years, plus 1% of earnings for each year thereafter, minus 1.5% of Social Security benefits for each year of service up to a maximum of 50%. Earnings recognized under this formula consist of base salary and bonus averaged over the highest five consecutive-year period. The formula does not recognize long-term incentive compensation. Normal retirement age is 65; unreduced retirement benefits are available at age 62 for retirements with at least ten years of service (only Mr. David qualifies for unreduced retirement benefits as of fiscal year-end). Early retirement benefits are available at age 55 with at least ten years of service, reduced by .2% for each month between the early retirement date and age 62. Vesting requires five years of service. There are no supplementary service recognition or benefit enhancement provisions. Benefits for Messrs. David, Darnis, and Hayes include amounts accrued under different formulas of Otis, Carrier, and Sundstrand predecessor plans that have since been merged into UTC retirement plans.

The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of fiscal year-end, limit recognized annual compensation to $220,000 and the annual retirement benefit to $175,000. This Plan does not offer a lump sum distribution option. The Pension Preservation Plan (the “PPP”) is an unfunded, non-tax qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Retirement Plan. This Plan restores the benefits not provided under the qualified plan due to the Internal Revenue Code limitations previously described. Because amounts payable under the PPP are unfunded and unsecured, a lump sum distribution option is available. Unlike tax-advantaged distributions from qualified plans, a PPP lump sum distribution is fully taxable as ordinary income. To approximate actuarial equivalence to a pension annuity in light of the disparate tax treatment, the lump sum calculation uses a discount rate equal to the Lehman Brothers Municipal Bond Index averaged over five years (3.8% as of December 31, 2006).

Nonqualified Deferred Compensation.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
G. David	$0	$0	$269,675	$0	$2,415,017
G. Hayes	$0	$0	$36,958	$0	$429,557
J. Geisler	$0	$0	$0	$0	$0
L. Chênevert	$0	$0	$93,826	$0	$956,904
A. Bousbib	$726,500	$0	$275,691	$0	$2,693,036
G. Darnis	$0	$0	$0	$0	$0

(1)	Amounts in this column equal the deferred portion of base salary, bonus and the annual ELG perquisite allowance. These amounts are also reported in the Summary Compensation Table.

(2)	Amounts credited do not constitute above-market earnings except for $5,629 credited to Mr. Hayes under a frozen Sundstrand Corporation program.

(3)	Amounts in this column include deferrals in prior years of $200,000, $267,082, $431,680 and $1,870,500 for Messrs. David, Hayes, Chênevert and Bousbib, respectively.

The UTC Deferred Compensation Plan offers the opportunity to defer up to 75% of annual base salary and up to 100% of annual bonus. Up to 50% of the ELG perquisite allowance may be deferred under the Plan. The minimum deferral period is five years. Distribution options are a lump sum payment or annual installment payments (2 to 15). If a participant terminates prior to retirement eligibility, all balances are paid as a lump sum the following April 1. Amounts deferred can be allocated to accounts that may be credited with one of the following hypothetical investment returns: (i) a fixed rate of interest equal to the average yield on a ten-year Treasury bond during the first ten months of the preceding calendar year, plus 1%; (ii) the return on the S&P 500 index; or (iii) the return on UTC Common Stock with dividend reinvestment. Amounts may be re-allocated among investment accounts once per calendar year.

Potential Payments on Termination or Change-in-Control.

Termination/No Change-in-Control

Name	Salary Continuation or Severance (1)	Benefits or Perquisites (2)	Pension Benefit (3)	Enhanced Pension Benefit	Accelerated Option/SAR Vesting	Accelerated Share/Unit Vesting	Accelerated Dividend Equivalent Rights Vesting
G. David	$4,500,000	$3,412,865	$29,508,596	$0	$0	$0	$0
G. Hayes	$1,000,000	$0	$744,009	$0	$0	$0	$0
J. Geisler	$1,000,000	$0	$679,720	$0	$0	$0	$0
L. Chênevert	$2,125,000	$0	$2,411,673	$0	$0	$0	$0
A. Bousbib	$1,712,500	$0	$1,602,967	$0	$0	$0	$0
G. Darnis	$1,712,500	$0	$2,893,234	$0	$0	$0	$0

(1)	Amounts in this column reflect estimated amounts that may be paid under the ELG separation arrangement assuming termination occurred on December 31, 2006. The ELG separation benefit equals 2.5 times base salary and is provided in the event of a mutually-agreeable separation. A mutually-agreeable separation occurs when (i) the ELG participant’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event or (ii) the executive retires at age 62 or older. Voluntary terminations or terminations related to misconduct do not qualify as mutually-agreeable. Receipt of the ELG separation agreement is contingent upon execution of an agreement with UTC containing the following protective covenants: (i) three year non-compete; (ii) three year employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation obligations. This severance benefit is not treated as compensation for purposes of any of UTC’s pension or benefit programs. This benefit is payable as a lump sum or installments with credited interest equal to the yield on a Treasury bond of maturity comparable to the installment period, plus 1%. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. Benefit plan participation and fringe benefits are not continued following termination under the ELG separation arrangement.

(2)	Amounts in this column reflect the estimated value of post-retirement (e.g., age 55 or later) life insurance benefits. Mr. David participates in a life insurance program established prior to the ELG program and closed to new participants in 1989. This program provides in-service term life insurance equal to seven times base salary and 15 annual post-retirement payments as required to maintain this life insurance on a permanent basis, grossed-up for federal and state income taxes. The amount shown for Mr. David equals the estimated present value of these 15 payments if retirement occurred at December 31, 2006. The annual payment would equal $313,000 for estimated insurance premiums and $169,000 for tax gross-up.

(3)	As discussed in the footnotes to the Pension Benefits table, pension benefits under the standard retirement benefit formula that exceed Internal Revenue Code limits for tax qualified plans may be paid as a lump sum. Amounts in this column reflect the estimated lump sum payment of the nonqualified portion of the retirement benefit, assuming retirement or termination on December 31, 2006, payable as of such date or attainment of age 55, if later.

Termination/Change-in-Control (1)

Name	Salary Continuation or Severance ($)		Benefits and Perquisites ($)		Enhanced Pension Benefit ($)(2)	Accelerated Option/SAR Vesting ($)(3)	Accelerated Share/Unit Vesting ($)(3)	Accelerated Dividend Equivalent Rights Vesting ($)(4)	Section 280G Gross-up ($)(5)
G. David (6)	$4,500,000	(7)	$3,518,865	(8)	$2,855,000	$0	$7,502,000	$6,354,000	$0
G. Hayes (9)	$2,541,500		$0		$0	$557,000	$894,000	$549,000	$2,136,000
J. Geisler (9)	$2,541,500		$0		$0	$557,000	$894,000	$549,000	$2,195,000
L. Chênevert (6)	$5,100,000		$466,000	(10)	$6,079,000	$2,389,000	$1,951,000	$1,665,000	$9,626,000
A. Bousbib (6)	$4,305,000		$424,400	(10)	$1,678,000	$1,563,000	$1,951,000	$1,665,000	$6,407,000
G. Darnis (6)	$3,855,000		$412,200	(10)	$2,594,000	$1,563,000	$1,951,000	$1,665,000	$5,314,000

(1)

This table includes estimated amounts payable as a result of a termination following a change-in-control. Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (the “SESP”) effective July 1, 1981, as amended. Acquisition of 20% of UTC’s voting securities by a person or a group, or a change in the majority of the Board of Directors, constitutes a change-in-control. SESP benefits are provided in the event of a voluntary or involuntary termination of employment within two years following a change-in-control. Receipt of SESP benefits is subject to an on-going obligation to protect confidential company information. An executive may receive the greater of SESP or ELG separation benefits, but not both. SESP benefits are reduced by 1/36th for each month that termination occurs after age 62 and completely phased out at age 65. Estimated payments assume termination on December 31, 2006.

(2)	In addition to the pension benefit shown in the preceding table, the SESP provides supplemental pension credits. Messrs. Chênevert, Bousbib and Darnis are eligible to receive enhanced pension and savings plan benefits equal to the value calculated by adding three additional years of service credited under UTC’s retirement plans to the actual years of credited service. Present value calculations utilize the same assumptions discussed in footnote (5) to the Summary Compensation Table. Mr. David’s SESP pension supplement reflects the present value of four months of additional credited pension service.

(3)	Reflects the increase in the present value of these awards resulting from acceleration of the vesting date and elimination of the risk of forfeiture calculated in accordance with Internal Revenue Code Section 280G.

(4)	In the event of a change-in-control, the present value of unvested performance-based DEs is paid in a lump sum. The amount shown in this column equals the current dividend rate multiplied by the number of unvested DEs outstanding times the number of quarterly payments between the assumed change-in-control date (December 31, 2006 for purposes of this estimate) and the DE expiration date, discounted using the Applicable Federal Rate for December 2006. Messrs. David, Geisler, Chênevert, Bousbib, and Darnis also have outstanding DEs that vested following the achievement of prior performance targets. These earned DEs would result in estimated lump sum payments of $9,643,000, $195,000, $3,387,000, $2,841,000 and $739,000, respectively.

(5)	Compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under Internal Revenue Code 280G, with variable impact on SESP participants. To assure that the actual economic value of SESP benefits is equivalent for all participants, the program provides for a gross-up of this tax. Amounts in this column estimate the tax gross-up assuming a change-in-control date of December 31, 2006 at a stock price of $62.52 per share.

(6)

SESP benefits for these executive officers, who were covered by the SESP prior to December 2003 consist of the following: (i) a cash payment equal to three times base salary and bonus, utilizing the highest base salary and bonus within the preceding three years (reduced by 1/36th for each month that termination occurs after age 62); (ii) a supplemental retirement benefit determined as if the executive had participated in the UTC Employee Retirement Plan, the UTC Pension Preservation Plan and the UTC Employee Savings Plan for three additional years (reduced by 1/36th for each month that termination occurs after age 62); (iii) continued coverage under other employee benefit plans and fringe benefit programs for three years (reduced by 1/36th for each month that termination occurs after age 62); (iv) accelerated vesting of all outstanding long-term incentive awards; and (v) a tax gross-up payment to the extent any change-in-control benefits are subject to the excise tax under Internal Revenue Code Section 280G.

(7)

As of December 31, 2006, Mr. David’s SESP benefits are based on a four month continuation period until his 65th birthday. As a result of this reduction in the SESP benefit formula, he would receive the ELG separation benefit in lieu of the SESP cash severance payment.

(8)	Consists of four months of medical and life insurance coverage and ELG perquisite allowance and the estimated value of post-retirement life insurance benefits. Mr. David participates in a life insurance program established prior to the ELG program and closed to new participants in 1989, as described in footnote (2) to the preceding table.

(9)

SESP benefits for these executives, who became covered by the SESP after December 2003, consist of: (i) a cash payment equal to 2.99 times the most recent base salary and bonus (reduced by 1/36th for each month that termination occurs after age 62); (ii) accelerated vesting of outstanding long-term incentive awards; and (iii) a tax gross-up payment to the extent any change-in-control benefits are subject to the excise tax under Internal Revenue Code Section 280G.

(10)	Consists of three years of medical and life insurance coverage and ELG perquisite allowance.

Director Compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
L. Chênevert	–	–		–	–	–	–	$0
G. David	–	–		–	–	–	–	$0
J. Faraci	$100,000	$175,251	(5)	–	–	–	$2,130	$277,381
J. Garnier	–	$230,000		$20,600	–	–	$19,930	$270,530
J. Gorelick	–	$220,000		$20,600	–	–	$14,453	$255,053
C. Lee	$92,000	$138,000		$20,600	–	–	$2,130	$252,730
R. McCormick	–	$250,000		$20,600	–	–	$26,635	$297,235
H. McGraw III	–	$252,560	(5)	$61,143	–	–	$2,130	$315,833
R. Myers	$100,000	$156,368	(5)	–	–	–	–	$256,368
F. Popoff	–	$260,000		$20,600	–	–	$30,426	$311,026
H. Swygert	–	$260,127	(5)	$110,560	–	–	$18,663	$389,350
A. Villeneuve	–	$250,000		$20,600	–	–	$13,960	$284,560
H. Wagner	–	$260,000		$20,600	–	–	$59,936	$340,536
C. Whitman	$88,000	$164,560	(5)	$61,143	–	–	$2,623	$316,326

(1)	Amounts in this column reflect amounts paid in cash in 2006.

(2)	Amounts in this column reflect 2006 retainer fees paid in deferred stock units, including any amounts deferred at the election of the director. All amounts deferred result in deferred stock units equal in value to the NYSE closing price of UTC Common Stock on April 12, 2006. In addition to stock awards earned in the fiscal year, 2006 compensation expense attributable to the change in market value (including dividend equivalents) of previously earned deferred stock units and restricted share units was as follows: Mr. Faraci, $27,350; Dr. Garnier, $230,841; Ms. Gorelick, $94,672; Mr. Lee, $242,625; Mr. McCormick, $190,719; Mr. McGraw, $90,930; Gen. Myers, ($2,219); Mr. Popoff, $267,147; Mr. Swygert, $148,723; Mr. Villeneuve, $198,840; Mr. Wagner, $249,199; and Gov. Whitman, $55,666. Deferred stock units are credited with dividend equivalents and are payable following retirement.

(3)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS 123R with respect to stock options granted before 2006 under a prior program. In addition to the restricted stock, restricted stock unit and deferred stock unit awards described in footnotes 2, 3 and 4 to the Stock Ownership table on pages 9 and 10 of this Proxy Statement, the following directors held the following numbers of outstanding stock options as of December 31, 2006: Dr. Garnier, 52,700; Ms. Gorelick, 54,320; Mr. Lee, 79,630; Mr. McCormick, 44,700; Mr. McGraw, 13,000; Mr. Popoff, 13,000; Mr. Swygert, 26,000; Mr. Villeneuve, 61,400; Mr. Wagner, 69,860; and Gov. Whitman, 13,000.

(4)	Amounts in this column include life insurance premium payments on company-owned life insurance policies in the amounts of $17,800, $11,830, $24,505, $28,296, $16,533, $11,830 and $57,806 for each of Directors Garnier, Gorelick, McCormick, Popoff, Swygert, Villeneuve and Wagner, respectively, that are used to fund the directors’ charitable gift program. Persons who became directors after 2003 are not eligible to participate in the program. Because of his years of service as a director, Mr. David’s policy is paid-up and no payments were made during the fiscal year.

(5)	Directors receive a one-time $100,000 restricted share unit award upon their election to the Board. This award vests ratably over five years and is distributed upon retirement, termination or death. Restricted share units receive dividend equivalents. These amounts include the dollar amount recognized for financial statement reporting purposes in 2006 (as determined in accordance with FAS 123R) with respect to this grant.

For 2006, non-employee directors were paid an annual retainer of $220,000 ($230,000 for committee chairs, $250,000 for Audit Committee members, $260,000 for the Audit Committee chair and the director designated to preside at executive sessions of the non-management directors), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; or (b) 100% in deferred stock units. Each deferred stock unit has a value equal to one share of UTC Common Stock. Following termination of a director’s service, the value of the accumulated deferred stock units is paid in cash as a lump sum or in installments, at the election of the director. Each deferred stock unit balance is credited with additional deferred stock units in value equal to the dividend paid on the corresponding number of shares of UTC Common Stock. Non-employee directors also receive a fee of $5,000 for each special meeting they are required to attend in addition to the regularly scheduled Board and committee meetings. UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee.

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditors for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditors UTC’s audited financial statements as of and for the year ended December 31, 2006, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended, and also, the auditors’ independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

UTC’s Independent Auditors represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Committee nominates PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditors for 2007.

Audit Committee

Frank P. Popoff, Chairman	H. Patrick Swygert
John V. Faraci	André Villeneuve
Richard D. McCormick	H. A. Wagner
Richard B. Myers

PROPOSAL 2:	APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITORS FOR 2007.

PricewaterhouseCoopers LLP served as UTC’s independent registered public accounting firm in 2006. The Audit Committee, in its capacity as a committee of the Board, has nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for UTC until the next Annual Meeting in 2008. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC paid the following fees to PricewaterhouseCoopers LLP for 2006 and 2005:

(In thousands)	2006	2005
Audit Fees	$27,257	$25,789
Audit-Related Fees	$2,254	$2,431
Tax Fees	$9,341	$9,343
All Other Fees	$48	$107

Total	$38,900	$37,670

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in UTC’s financial statements filed on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit-Related Fees in both years consisted of fees for due diligence assistance related to mergers and acquisitions, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions and special reports pursuant to agreed-upon procedures.

Tax Fees in 2006 consisted of approximately $4,438,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims and approximately $4,903,000 for tax consulting and advisory services. In 2005, tax fees consisted of approximately $4,389,000 for U.S. and non-U.S. tax compliance and related planning and assistance with refund claims, and approximately $4,954,000 for tax consulting and advisory services.

All Other Fees represent fees in both years for accounting research software and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2006 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board previously determined that fees paid to the Independent Auditors for non-audit services in any year will not exceed the fees paid for audit and audit-related services during the year. Permissible non-audit services must be limited to fees for tax services, accounting assistance, audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

SHAREOWNER PROPOSALS.

Share holdings of the various shareowner proponents and, where applicable, names and addresses of additional proponents will be supplied upon request.

Proposal 3:    Shareowner Proposal Concerning Director Term Limits.

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington, D.C. 20037, has advised that she intends to introduce the following proposal at the Annual Meeting:

RESOLVED: “That the stockholders of United Technologies recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.”

REASONS: “The President of the U.S.A. has a term limit, so do Governors of many states.”

“Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.”

“No director should be able to feel that his or her directorship is until retirement.”

“Last year the owners of 28,783,555 shares, representing approximately 3.8% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors’ Statement in Opposition

The Board of Directors believes that requiring all outside directors to leave the Board after six years of service would not be in the best interests of the Board, UTC or its shareowners. Such a policy would deprive UTC of directors who have gained valuable knowledge and insight concerning UTC’s operations, and whose tenure has given them an important perspective on the development and implementation of UTC’s long-term strategies. Rather than adopting fixed term limits, the Board believes it is more beneficial to periodically review the Board’s effectiveness. The Committee on Nominations and Governance, which is comprised exclusively of independent directors, conducts such a review annually. It then reports to the Board annually on its assessment of the Board’s performance, including whether directors are actively engaged and fairly reflect a diversity of views.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 4:    Shareowner Proposal Concerning Foreign Military Sales.

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961 and other proponents have advised that they intend to introduce the following proposal at the Annual Meeting:

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense materiel and emergency drawdowns of weaponry.

The U.S. ranked first in arms transfer deliveries with developing nations, including those in the Near East and Asia, with $7.746 billion for 2005. The weapons sold range from ammunition to tanks, combat aircraft, missiles and submarines. [These figures were taken from The Department of Defense Security Assistance Agency’s “Facts Book” release at the end of fiscal year 2005, September 30, 2005. A listing of countries located in the regions defined for the purpose of this analysis-Asia, Near East, Latin America, and Africa-is provided at the end of the report “Conventional Arms Transfers to Developing Nations, 1997-2004,” Congressional Research Service, 8-29-05. http://www.fas.org/sgp/crs/natsec/RL33051.pdf]

In a number of recent U.S. combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2005, United Technologies was ranked as 7th largest Department of Defense contractor with $4.9 billion in contracts. (100 Companies Receiving the Largest Dollar Volume of Prime Contract Awards—Fiscal Year 2005, Government Executive, 8-15-06)

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of United Technologies’ foreign sales of weapons-related products and services.

Supporting Statement

We believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales e.g. Israel, Saudi Arabia, Egypt and other Middle East countries;
2.	Criteria for choosing countries with which to do business, including selling weapon components and technology and subcontracting arms manufacturing and assembly overseas; (Arms without Borders, Amnesty International USA)
3.	Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;
4.	Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is the security of all people. Several times in our recent history, we’ve seen weapons sold to one country result in a threat to our own security. We know, too, that there is an increase in human rights abuses inflicted on women and children, people of minority ethnicities, NGOs offering medical services and, now, injuries, torture and death of employees of private military corporations contracted to the DOD (e.g. Iraq).

The Board of Directors’ Statement in Opposition

The Board of Directors does not believe that further disclosure concerning foreign military sales would be informative or beneficial. UTC’s Annual Report to shareowners and its periodic Reports on Forms 10-K and 10-Q provide extensive information concerning foreign sales of military products and services.

Further, the Board of Directors believes that the executive and legislative branches of the U.S. Government are the appropriate forums to determine public policy with respect to foreign military sales. Defense products and technologies cannot be sold to parties outside the United States or further transferred to other parties outside the United States without the approval of the U.S. Government. These foreign sales are highly regulated by the U.S. Government and UTC complies fully with all applicable policies and regulations.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 5:    Shareowner Proposal Concerning Political Contributions.

The SEIU Master Trust, 1313 L Street, NW, Washington, D.C. 20005 has advised that they intend to introduce the following proposal at the Annual Meeting:

Resolved, that the shareholders of United Technologies (the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax-exempt organization that is used for an expenditure or contribution, if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;
b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and
c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of United Technologies, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s investors.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state, or local candidate. Payments to trade associations used for political activities are undisclosed and unknown. The result: shareholders and, in many cases, management, do not know how trade associations use their company’s money politically. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax-exempt organizations.

Absent a system of accountability, company assets can be used for political objectives that are not shared by, and may be inimical to, the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

The Board of Directors’ Statement in Opposition

UTC complies with all laws and regulations related to political contributions. UTC has policies and procedures governing all such contributions, with oversight by senior management and the Board’s Public Issues Review Committee.

Beginning in April 2007, UTC’s website (www.utc.com) will include a summary, updated semi-annually, of UTC’s policies for political contributions and information on political contributions made by UTC and its Political Action Committee (“PAC”) to candidates for federal or state office.

Since UTC’s existing policies and oversight procedures and its expanded reporting in 2007 do or will meet the proposal’s primary objectives, the Board recommends that shareowners vote AGAINST the proposal.

UTC makes no contributions, either “hard” or “soft,” to federal political campaigns or organizations, including those operating under Section 527 of the Internal Revenue Code. Consistent with laws, the Corporation sponsors a Federal

Political Action Committee, funded entirely with employee and director contributions. The PAC’s Operating Guidelines provide that contributions be non-partisan and in support of candidates for office whose views are consistent with UTC’s business objectives.

Consistent with laws, UTC makes modest contributions to candidates for political office in some states. These totaled less than $10,000 in 2006. UTC believes that the dues the Corporation pays to trade associations are not used for political contributions.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 6:    Shareowner Proposal Concerning Advisory Resolution to Ratify Executive Compensation.

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, and others have advised that they intend to introduce the following proposal at the Annual Meeting:

Resolved, that shareholders of United Technologies Corporation (“UTC” or the “Company”) urge the board of directors to adopt a policy that UTC shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by the Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

The Board of Directors’ Statement in Opposition

Two concerns underlie this shareowner proposal: that executive compensation “sometimes appears to be insufficiently aligned with the creation of shareholder value” and “questionable dating of stock option grants.” The Board believes that neither applies to UTC and consequently recommends that shareowners vote AGAINST the proposal.

UTC has an exceptional record of shareowner value creation. The Board believes UTC’s compensation system, and how it has motivated and retained management over an extended period, is responsible. For the ten year period ended December 31, 2006, UTC’s Total Shareowner Return (“TSR”) was 338%, as compared with 135% for the Dow Jones Industrial Average and 125% for the S&P 500 Index. This TSR performance placed UTC at the 97th and 73rd percentiles of those indices, respectively. The total value created for UTC’s shareowners over this period was $46 billion.

UTC has also conducted an internal review of its options granting practices and reported the results to the Audit Committee. The review found no evidence of options backdating or similar irregularities.

UTC’s compensation system is and has been market competitive and performance-based for many years. Notwithstanding some variations by grade level and between individuals (based on factors such as assessed performance and tenure) in the program, the Board’s policy and belief is that executive compensation in total for UTC should be and has been at the median of the company’s Compensation Peer Group (see Compensation Discussion and Analysis on pages 10 through 15 of this Proxy Statement). Further, for the Chief Executive Officer and the Named Executive Officers, aggregate 2006 compensation as disclosed in the Proxy Statement’s Summary Compensation Table is more than 80% performance-based.

The Board is also concerned that this proposal could add to contention over executive compensation and may in part aim to place downward pressure on it. Since the Board believes that UTC’s compensation system has operated to align shareowner and management interests, retain a senior and experienced management team, and, to a significant degree, create $46 billion in shareowner value over the last decade, the Board is concerned that less competitive executive compensation creates a real risk of loss of management talent.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 7:    Shareowner Proposal Concerning Pay-For-Superior-Performance.

Rocco Calo, Secretary-Treasurer/Principal Officer, Teamsters Union Local No. 1150, Sikorsky Aircraft Helicopter Internationally, 150 Garfield Ave. Stratford, CT 06615-7101, has advised that he intends to introduce the following proposal at the Annual Meeting:

RESOLVED: That the shareholders’ of United Technologies Corporation (“Company”) request that the Board of Directors’ Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and,

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

SUPPORTING STATEMENT: I feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.

The Corporate Library, a leading independent source for investors on corporate governance and executive pay issues, determined several causes for alarm with United Technologies compensation practices including the fact that CEO George David’s base salary, annual compensation and total compensation exceed the median for a company of our size by more than 20%.

While competitor companies like Lockheed Martin and Northrop Grumman enjoyed share price gains of 14.5% and 11% respectively in 2005 both companies significantly cut CEO pay—Lockheed by 9.5% and Northrop Grumman by 20%. Meanwhile, United Technologies stock rose only 8.2% during the same period-less than either Lockheed or Northrop—yet CEO George David’s salary rose 42% to $1.7 million and his bonus rose 8.6% to $3.8 million. In addition he was awarded 570,000 stock options, with a value of $8 million plus a million additional options valued at $12.9 million.

It is clear that our Company’s Plan fails to promote pay-for-superior performance principles. My Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan-based on sound pay-for-superior-performance principles will help moderate what I believe is our excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term value.

We urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition

The Board agrees with the premise of this proposal, that “it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.” However, the Board believes that UTC’s executive compensation system already meets this imperative and accordingly recommends that shareowners vote AGAINST this proposal.

Over the 15 year period since Mr. David became UTC’s President and/or Chief Executive Officer, the Corporation’s Total Shareowner Return (“TSR”) has substantially exceeded the TSRs for a defined set of Peer Companies* and both the Dow Jones Industrials and S&P 500 market indices. The same has been true over the most recent five and ten year periods, as seen below:

	15 years	10 years	5 years
UTC	1138%	338%	109%
Peer Companies*	438%	132%	65%
Dow Jones Industrials	447%	135%	39%
S&P 500	355%	125%	35%

*	American Standard, Boeing, Dover, Emerson Electric, General Electric, Honeywell, Illinois Tool Works, 3M, Rockwell Collins, Textron, and Tyco.

The increased value to UTC shareowners over these three periods has been $56 billion, $46 billion and $31 billion, respectively.

UTC’s compensation system is and has been market competitive and performance-based for many years. Although there are variations by grade level and between individuals (based on factors such as assessed performance and tenure) in the program, the Board’s policy and belief is that executive compensation in total for UTC should be and has been at the median of the Company’s CPG (see Compensation Discussion and Analysis on pages 10 through 15 of this Proxy Statement and, additionally, prior UTC Proxy Statements). Further, for the Chief Executive Officer and the Named Executive Officers, aggregate 2006 compensation as disclosed in the Proxy Statement’s Summary Compensation Table is more than 80% performance-based.

Mr. David’s base salary was increased 42% in 2005, to an annual rate of $1.7 million. However, this increase followed a seven year period of no salary increases for Mr. David. Alternatively, the 42% increase over this seven year period is equivalent to 5% annually, equal to the increase in the CPG median salary for Chief Executives over the same time span.

Mr. David’s award of 570,000 stock options in 2005 was under the Corporation’s shareowner approved Long-Term Incentive Plan. The Board approved an additional grant of one million options in 2005 in recognition of Mr. David’s contributions to UTC’s long-term shareowner value creation and his significant and effective participation in the Chief Executive Officer succession process being led by the Board. The Board and Mr. David anticipate he will leave his position as CEO in 2008 and believe a seamless succession after his then 14 years at the helm is the most important decision the Board will make in many years.

In sum, UTC’s shareowner value creation record significantly exceeds that of the Peer Companies over the last five, ten and fifteen year time periods and the Board finds that UTC’s executive compensation system is already market competitive and performance-based.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

ADDITIONAL MEETING INFORMATION.

How many shares can vote? As of the record date, 994,624,964 shares of UTC Common Stock were issued and outstanding. Each share of UTC Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares entitled to vote.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws as amended on February 6, 2006, each director is elected by a majority of votes cast with respect to that director, provided that if the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be elected as directors. Because Delaware law provides that an incumbent director continues in office until his or her successor has been elected and qualified (or until the director’s earlier removal or resignation) notwithstanding that a majority of the votes cast were not voted for his or her election, UTC has adopted a Corporate Governance Guideline requiring that any nominee who is an incumbent director and who receives in an uncontested election fewer votes “for” than “withheld” from his or her election must promptly tender his or her resignation to the Chairman of the Committee on Nominations and Governance. The Committee on Nominations and Governance shall then consider the matter and, taking into consideration all factors it deems relevant, shall recommend to the Board whether the resignation should be accepted and, if the Board accepts the resignation, whether the vacancy so created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days after the certification of the election results. The Board’s decision will be disclosed in an 8-K Report filed with the SEC. The Corporate Governance Guidelines are available on UTC’s website at http://investors.utc.com/downloads/principles.pdf.

How many votes are needed for the adoption of other matters at the meeting? Matters other than the election of directors will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. If a shareowner abstains from voting on any of these other matters, his or her shares will be treated as present for purposes of determining the existence of a quorum but will otherwise not affect the voting results. If a broker is not allowed to vote shares with respect to a particular matter under the rules of the NYSE because the beneficial owner has not given voting instructions, these shares will also be treated as present for purposes of the quorum, but will otherwise not be considered in determining the voting results for that matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of UTC Common Stock is entitled to a number of votes equal to the number of shares of UTC Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes for any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given the votes cast will be distributed by the proxy holders equally among the Board’s nominees.

Who will count the vote? Will votes be confidential? Representatives of Computershare will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting and decide the validity of proxies. Computershare has been instructed that the vote of each shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How will the proxy holders vote on any other business conducted at the meeting? Although we do not know of business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet authorize the voting of your shares (other than shares held in the UTC Employee Savings Plan) by the proxy holders in accordance with their judgment on any other matters that may arise.

When are shareowner proposals for the 2008 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s Proxy Statement for the 2008 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by October 26, 2007, in order to be considered for inclusion. Under UTC’s Bylaws, a shareowner who wishes to introduce a proposal to be voted on at UTC’s 2008 Annual Meeting that is not included in the Proxy Statement for the meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 13, 2007 and no later than January 12, 2008 and comply with the procedures set forth in Section 1.10 of UTC’s Bylaws.

How are proxies solicited and how much did this solicitation cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at www.computershare.com/us/ecomms to sign up to receive electronic access to the materials rather than receiving mailed copies. Shareowners electing electronic access will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on UTC’s website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remain in effect for subsequent years, unless cancelled no later than two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to obtain electronic access to proxy materials by contacting the broker, bank or nominee, or by contacting ADP Investor Communication Services at www.utc.com/investors/econsent/ics.htm.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareowner may contact the Corporate Secretary at 860-728-7870 or at UTC, One Financial Plaza, Hartford, CT 06103. Eligible registered shareowners receiving multiple copies of these documents can request householding by contacting UTC in the same manner. Persons holding shares through a broker, bank, or nominee can request householding by contacting that entity.

OTHER MATTERS.

Corporate Governance Information and Code of Ethics.

UTC’s Corporate Governance Guidelines, the charter for each Board Committee and UTC’s Code of Ethics are available on UTC’s website: http://investors.utc.com/governance.cfm and printed copies will be provided to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Chairman, the Presiding Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Contact UTC’s Board”. Shareowners and interested persons also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06103 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombuds/Dialog program.

Transactions With Related Persons.

UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a significant shareowner or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reported for review by the Corporate Secretary, the Vice President, Business Practices and the Board’s Committee on Nominations and Governance. Following review by these officers, the Committee determines whether these transactions are in, or not inconsistent with, the best interests of UTC and its shareowners, taking into consideration whether they are on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy permits employment of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Senior Vice President, Human Resources and Organization and the Vice President, Business Practices.

A brother of Todd J. Kallman, UTC’s Vice President, Corporate Strategy and Development until July 10, 2006, is employed by Otis Elevator as an Account Manager. A brother of William L. Bucknall, Jr., Senior Vice President, Human Resources and Organization, is employed by Sikorsky as Manager, Human Resources. Each of these employees receives an annual salary and bonus of less than $150,000, and each receives compensation and benefits consistent with those provided to other employees with equivalent qualifications, experience and responsibilities at these subsidiaries. These employment relationships have been reviewed and ratified in accordance with UTC’s policy for review of transactions with related persons.

Section 16(a) Beneficial Ownership Reporting Compliance.

UTC believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2006 all of its officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

Debra A. Valentine

Vice President, Secretary and

Associate General Counsel

APPENDIX A

INDEPENDENCE OF DIRECTORS

The Board has adopted these standards to assist in making determinations of director independence, and may revise them from time to time as it deems appropriate, subject to applicable stock exchange listing requirements. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with UTC. The Board will consider all relevant facts and circumstances in making an independence determination, considering the issue not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. In addition, a director is not independent if:

1.	The director is, or has been within the last three years, an employee of UTC, or an immediate family member is, or has been within the last three years, an executive officer of UTC.

2.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from UTC, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of UTC (other than an executive officer) is not considered in determining independence under this test.

3.	(A) The director or an immediate family member is a current partner of a firm that is UTC’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on UTC’s audit within that time.

4.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of UTC’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from UTC for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

6.	The director serves as an executive officer of a tax exempt organization that within the preceding three years received contributions from UTC in any single fiscal year in excess of the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Director affiliations that do not conflict with these standards or exceed these thresholds will not be considered to impair a Directors’ independence. These standards will be applied in accordance with any transition provisions under the applicable stock exchange listing rules.

For purposes of this determination of director independence, the term “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The term “executive officer” has the same meaning as specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

As required by the Charter of the Audit Committee, Audit Committee members must also satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934.

A-1

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote

• Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	Vote by telephone • Within the US, Canada & Puerto Rico, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
• Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR THE TELEPHONE, FOLD ALONG THE PERFORATION, Ú DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals	➢ THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS. ×

1.  Election of Directors

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees

For all EXCEPT – To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box on the right. See the list of nominees on reverse side for each nominee’s corresponding number.	01	02	03	04	05	06	07

	08	09	10	11	12	13	14

➢ THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. ×

	For	Against	Abstain
2. Appointment of Independent Auditors for 2007

➢ THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6 AND 7. ×

	For	Against	Abstain
3. Shareowner Proposal: Director Term Limits

4. Shareowner Proposal: Foreign Military Sales

5. Shareowner Proposal: Political Contributions

6. Shareowner Proposal: Advisory Resolution to Ratify Executive Compensation

7. Shareowner Proposal: Pay-For-Superior-Performance

B. Authorized Signature(s) – This section must be completed for your vote to be counted – Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Annual Meeting of Shareowners of United Technologies Corporation

Wednesday, April 11, 2007, 2:00 p.m.

Celeste Bartos Forum of The New York Public Library

Fifth Avenue and 42nd Street, New York, New York

Notice of 2007 Annual Meeting of Shareowners

The Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) will be held at the Celeste Bartos Forum of The New York Public Library, Fifth Avenue and 42nd Street, New York, New York, on Wednesday, April 11, 2007 at 2:00 p.m. Eastern Standard Time. The purposes of the meeting are:

1. Election of Directors,

2. Appointment of Independent Auditors for 2007,

3. Shareowner Proposal Concerning Director Term Limits,

4. Shareowner Proposal Concerning Foreign Military Sales,

5. Shareowner Proposal Concerning Political Contributions,

6. Shareowner Proposal Concerning Advisory Resolution to Ratify Executive Compensation,

7. Shareowner Proposal Concerning Pay-For-Superior-Performance; and

8. Other business if properly raised.

The Board of Directors set February 13, 2007, as the record date for the meeting. This means that owners of record of shares of Common Stock of UTC at the close of business on that date are entitled to attend and vote at the meeting.

A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for 10 days prior to the meeting and at the meeting location during the meeting.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR THE TELEPHONE, FOLD ALONG THE PERFORATION, Ú DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

One Financial Plaza

Hartford, CT 06103

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints Charles R. Lee, Frank P. Popoff and H.A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of Shareowners of UTC to be held April 11, 2007, and at any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This Proxy Card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. To withhold a vote for any individual, please insert the number appearing below opposite the nominee’s name in the box provided in Proposal 1 on the reverse of this Proxy Card.

Election of Directors, Nominees:

01 Louis R. Chênevert	06 Charles R. Lee	11 H. Patrick Swygert
02 George David	07 Richard D. McCormick	12 André Villeneuve
03 John V. Faraci	08 Harold McGraw III	13 H.A. Wagner
04 Jean-Pierre Garnier	09 Richard B. Myers	14 Christine Todd Whitman
05 Jamie S. Gorelick	10 Frank P. Popoff

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If you sign and return this Proxy Card without indicating your choices, the proxies/Trustee will vote for the election of the director nominees and in accordance with the Board’s recommendations on the other matters referred to on the reverse side. The proxy holders cannot vote your shares unless you sign and return this Proxy Card.

(Items to be voted appear on the reverse side.)

FORM OF EMAIL MESSAGE SENT TO EMPLOYEES PARTICIPATING IN THE UTC EMPLOYEE SAVINGS PLAN WHO RECEIVE ELECTRONIC ACCESS TO PROXY MATERIALS

United Technologies Corporation

Annual Meeting of Shareowners

April 11, 2007 at 2:00 p.m.

Celeste Bartos Forum of The New York Public Library

Fifth Avenue and 42nd Street, New York, NY

Proxy Login Details

Control Number: 012345

Holder Account Number: C1234567891

Proxy Access Number: 12345

To: <Shareholder Registration>

Thank you for participating in online access to UTC’s Annual Meeting Materials. Computershare Trust Company, N.A. is the independent registrar and transfer agent for UTC Common Stock.

The UTC Annual Report for 2006 and the Proxy Statement for the 2007 Annual Meeting of Shareowners are now available. To view the Annual Report and Proxy Statement, please click on the following link to the web site: http://investors.utc.com/

REMEMBER, YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES AS SOON AS YOU RECEIVE AND REVIEW YOUR PROXY MATERIALS.

To cast your vote, please visit www.computershare.com/expressvote and follow the on-screen instructions. You will be prompted to enter the proxy voting details provided above in this email to access this voting site.

You may also use the proxy voting details provided above in this email to vote your shares by telephone. Simply call 1-800-652-8683 to access the secure and confidential telephone voting service. When voting by telephone, please keep the above control number available for your reference as well as the following list of matters to be voted on:

Proposal 1 - Election of Directors, Nominees:

01 Louis R. Chênevert	08 Harold McGraw III
02 George David	09 Richard B. Myers
03 John V. Faraci	10 Frank P. Popoff
04 Jean-Pierre Garnier	11 H. Patrick Swygert
05 Jamie S. Gorelick	12 André Villeneuve
06 Charles R. Lee	13 H. A. Wagner
07 Richard D. McCormick	14 Christine Todd Whitman

Proposal 2 - Appointment of a Firm of Independent Registered Public Accountants to Serve as Independent Auditors for 2007

Proposal 3 - Shareowner Proposal Concerning Director Term Limits

Proposal 4 - Shareowner Proposal Concerning Foreign Military Sales

Proposal 5 – Shareowner Proposal Concerning Political Contributions

Proposal 6 – Shareowner Proposal Concerning Advisory Resolution to Ratify Executive Compensation

Proposal 7 – Shareowner Proposal Concerning Pay-for-Superior-Performance

FURTHER INFORMATION CONCERNING THE ABOVE PROPOSALS IS INCLUDED IN THE PROXY STATEMENT FOR 2007:

http://investors.utc.com/

If you would like to request a ticket to attend UTC’s 2007 Annual Meeting, please click on the following link: http://www.utc.com/investors/shareowner_tickets/

For assistance or if you would like to request paper copies of the Annual Report or Proxy Statement, please contact our Shareholder Direct information line at 1-800-881-1914 or the UTC Corporate Secretary’s Office at 1-860-728-7870.

Thank you for viewing the 2007 United Technologies Corporation Annual Meeting Materials and for submitting your very important vote.

Questions? For additional assistance regarding your account please visit www.computershare.com/ContactUs where you will find useful FAQ’s, phone numbers and our secure online contact form.